Exhibit 10.1

JOURNAL COMMUNICATIONS, INC.
2003 EMPLOYEE STOCK PURCHASE PLAN
as amended and restated through May 3, 2007

        The following constitute the provisions of the Journal Communications, Inc. 2003 Employee Stock Purchase Plan, as amended.

        1. Purpose. The purpose of the Plan is to provide employees of the Company with an opportunity to purchase Class B Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

        2. Definitions.

(a)	“Board” shall mean the Board of Directors of the Company.

(b)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(c)	“Class B Common Stock” shall mean the Class B Common Stock of the Company, par value $.01 per share.

(d)	“Company” shall mean Journal Communications, Inc., formerly named The Journal Company.

(e)	“Compensation” shall mean basic wages, earnings and commissions plus any salary deferrals made by the Employee under a plan maintained pursuant to IRC ss.401(k), 125 or 132(f) but excluding all of the following; overtime pay, bonuses and all other cash remuneration paid by the Company or any Subsidiary.

(f)	“Employee” shall mean any individual who is a common law employee of the Company or any Subsidiary. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or any Subsidiary. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

(g)	“Enrollment Date” shall mean the first day of each Offering Period.

(h)	“Exercise Date” shall mean the last day of each Offering Period.

(i)	“Fair Market Value” shall mean, as of any date, the fair market value of the Class B Common Stock.

(j)	“Offering Periods” shall mean the periods of approximately six (6) months commencing on the first Trading Day on or after January 1 and July 1 of each year and terminating on the last Trading Day in the periods ending six months later. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan.

(k)	“Plan” shall mean this Employee Stock Purchase Plan.

(l)	“Purchase Date” means the date on which shares of Class B Common Stock are purchased.

(m)	“Purchase Price” shall mean an amount equal to 85% or more (as determined by the Committee) of the Fair Market Value of a share of Class B Common Stock on the Exercise Date.

(n)	“Reserves” shall mean the number of shares of Class B Common Stock which have been authorized for issuance under the Plan but not yet been purchased.

(o)	“Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(p)	“Trading Day” shall mean a day on which national stock exchanges and the Nasdaq system are open for trading.

        3. Eligibility.

        (a)     Any Employee of the Company or any Subsidiary shall be eligible to participate in the Plan.

        (b)     Any provisions of the Plan to the contrary notwithstanding, no Employee shall be eligible under the Plan (i) to the extent that, immediately after a purchase, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the fair market value of the shares on the first day of each Offering Period) for each calendar year in which such purchase right is outstanding at any time.

        4. Offering Periods. The Plan shall be implemented by consecutive, overlapping Offering Periods with a new Offering Period commencing on the first Trading Day on or after January 1 and July 1 each year, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 20 hereof, provided, however, that the first Offering Period under the Plan shall commence with the first Trading Day on or after the date on which the Securities and Exchange Commission declares the Company’s Registration Statement effective and ending on the last Trading Day of 2003. The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

        5. Participation.

        (a)     An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions and filing it with the Company’s or a Subsidiary’s payroll office prior to the applicable Enrollment Date.

        (b)     Payroll deductions for a participant shall commence with the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

        6. Payroll Deductions.

        (a)     At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay date during the Offering Period. The participant shall designate a payroll deduction either (i) in any whole dollar amount, or (ii) in a amount not exceeding fifteen percent (15%) of the Compensation which he or she receives on each pay date during the Offering Period (or such lesser percentage as is determined by the Committee). The Committee may also limit the amount of Class B Common Stock a participant may purchase under this Plan in any calendar year.

        (b)     All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole dollars or percentages only. A participant may not make any additional payments into such account.

        (c)     A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof. A participant may increase or decrease the rate of his or her payroll deductions once during the Offering Period by completing or filing with the Company or a Subsidiary a new subscription agreement authorizing a change in payroll deduction rate. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company’s or a Subsidiary’s receipt of the new subscription agreement unless the Company or the Subsidiary elects to process a given change in participation more quickly. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

        (d)     Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant’s payroll deductions or purchases may be decreased to zero dollar ($0) or zero percent (0%) at any time during an Offering Period and recommence when feasible.

        (e)     At the time some or all of the Company’s Class B Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Class B Common Stock. At any time, the Company or Subsidiary may, but shall not be obligated to, withhold from the participant’s Compensation the amount necessary for the Company or Subsidiary to meet applicable withholding obligations, including any withholding required to make available to the Company or any Subsidiary any tax deductions or benefits attributable to sale or early disposition of Class B Common Stock by the Employee. The participant shall notify the Company of any disposition of Class B Stock less than two years after the purchase right with respect to such Class B Common Stock was granted or less than one year after the transfer of such Class B Common Stock to such participant.

        7. Grant of Purchase Right. On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted the right to purchase on the Exercise Date of such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Class B Common Stock determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the participant’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Employee be permitted to purchase shares in an amount which exceeds the limitations set forth in Sections 3(b) and 13 hereof. Exercise of the purchase right shall occur as provided in Section 8 hereof unless the participant has withdrawn pursuant to Section 10 hereof. The purchase right shall expire on the last day of the Offering Period.

        8. Exercise of Purchase Right. Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her purchase right for the purchase of shares shall be exercised automatically on each Exercise Date, and the maximum number of full shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. Any other monies left over in a participant’s account after the Exercise Date shall be returned to the participant. During the participant’s lifetime, a participant’s right to purchase shares hereunder is exercisable only by him or her.

        9. Delivery. As promptly as practicable after the end of each Offering Period, the Company shall arrange for the delivery to each participant of a certificate representing the shares purchased during such Offering Period or shall record the shares purchased on a noncertificated basis on a book entry account maintained by the Company’s transfer agent.

        10. Withdrawal. A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her purchase right under the Plan at any time by giving written notice to the Company or a Subsidiary. All of the participant’s payroll deductions credited to his or her account shall be paid to such participant as soon as administratively feasible after receipt of notice of withdrawal and such participant’s purchase right for the Offering Period shall be automatically terminated and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, such participant may not participate in the Plan during the next succeeding Offering Period. Payroll deductions for any subsequent offering periods shall not resume unless the participant delivers to the Company or a Subsidiary a new subscription agreement.

        11. Termination of Employment. Upon a participant’s ceasing to be an Employee, for any reason, such participant’s subscription agreement shall continue through the last date on which the Employee is paid and shall then terminate and any payroll deductions not used to purchase Class B Common Stock shall be distributed to the Employee in cash.

        12. Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

        13. Stock.

        (a)     The maximum number of shares of Class B Common Stock which shall be made available for sale under the Plan shall be three million (3,000,000) shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof. If, on a given Purchase Date, the number of shares to be purchased exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

        (b)     The participant shall have no interest or voting right in shares until such shares are purchased.

        (c)     Share certificates to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.

        14. Administration. The Plan shall be administered by the Board or a committee of members of the Board appointed by the Board. The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties.

        15. Designation of Beneficiary

        (a)     A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to a Purchase Date but prior to delivery to such participant of such shares and cash.

        (b)     Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

        16. Transferability. Neither payroll deductions nor any rights to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 11 hereof by the participant). Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

        17. Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

        18. Holding Period. The Board may require a participant to hold all or part of the Class B Common Stock acquired through this Plan for a specific period of time and obligate the participant to sell such Class B Common Stock back to the Company at its original Purchase Price if such holding requirement is not satisfied.

        19. Adjustments Upon Changes in Capitalization, Dissolution Liquidation, Merger or Asset Sale.

        (a)     Changes in Capitalization. Subject to any required action by the shareholders of the Company, the Reserves, the maximum number of shares each participant may purchase, as well as the price per share shall be proportionately adjusted for any increase or decrease in the number of issued shares of Class B Common Stock of the Company (including both Class A or Class B Common Stock) resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of such, or any other increase or decrease in the number of shares of stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Class B Common Stock subject to an option.

        (b)     Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the successor corporation or a parent or subsidiary of the successor corporation may assume the Plan. In the event that the successor corporation refuses to assume the Plan, the Plan shall terminate.

        20. Amendment or Termination.

        (a)     The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

        (b)     Without shareholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board (or its committee) shall be entitled to permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s or a Subsidiary’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Class B Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

        21. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

        22. Conditions Upon Issuance of Shares. Shares shall not be issued unless the issuance and delivery of such shares shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended the rules and regulations promulgated thereunder, and the requirements of any stock exchange or system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

        The Company may require the person exercising such purchase right to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

        23. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 20 hereof.